UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2010

CINTAS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code	(513) 459-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2010, the Board of Directors of Cintas Corporation (the “Company”), upon a recommendation of the Nominating and Corporate Governance Committee, appointed Joseph M. Scaminace to the Board, effective immediately.  Mr. Scaminace will serve the remaining term of former Board member Paul Carter who passed away in October 2009.  Mr. Scaminace has also been appointed to serve on the Compensation Committee.

Mr. Scaminace will participate in the Company’s standard compensation arrangements for non-employee directors, as more particularly described in the Company’s 2009 proxy statement filed with the Securities and Exchange Commission.

Mr. Scaminace, age 55, has been a director and Chief Executive Officer of OM Group, Inc. since June 2005 and its Chairman of the Board since August 2005.  Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation, Boler Company and The Cleveland Clinic Foundation.

Mr. Scaminace satisfies the categorical independence standards set forth in the Company’s Corporate Governance Guidelines and has been determined by the independent directors of the Board of Directors to be an independent director.

There is no arrangement or understanding between Mr. Scaminace and any other person pursuant to which Mr. Scaminace was elected as a director of the Company.  There are no transactions in which Mr. Scaminace has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINTAS CORPORATION

Date: April 26, 2010	By:	/s/ Thomas E. Frooman
Thomas E. Frooman
Vice President, General Counsel and Secretary